Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations as of and for the nine months ended December 31, 2013, based upon the historical financial statements of Development Capital Group, Inc. (the “Company”) and Clearance.co.

On March 31, 2014, Development Capital Group, Inc. (the "Company"), a Florida corporation and Clearance.co, a California corporation entered into and completed an Agreement and Plan of Reorganization (“Agreement”), effective as of March 31, 2014, whereby Development Capital Group, Inc. issued a total of 77,527,735 shares of its restricted common stock in exchange for all of the issued and outstanding shares of  Clearance.co. Immediately prior to the closing, the Company had  approximately 24,460,000 shares issued and outstanding. Post closing, the Company will have approximately 101,987,000 shares of common stock issued and outstanding. After giving effect to the closing, the shares of common of the Company are owned as follows: 1) Former shareholders of Clearance.co hold approximately 76.0%, 2) exisiting holders of the Company's common stock will continue to hold 24,460,000 shares of the Company's common stock or 24.0%. For financial reporting purposes, the transaction represents a “reverse merger” rather than a business combination and Clearance.co is deemed to be the accounting acquirer in the transaction. Consequently, the assets and liabilities and the historical operations that will be reflected in the Company’s future financial statements will be those of Clearance.co. The Company’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Clearance.co after consummation of the Agreement, and the historical financial statements of the Company before the Merger will be replaced with the historical financial statements of Clearance.co before the Merger in all future filings with the SEC.                These Pro forma Condensed Combined Financial Statements show the financial position of Development Capital Group, Inc., Clearance.co, and the two companies combined as of December 31, 2013. These financial statements also present the results of operations of Development Capital Group, Inc. for the nine month period ending December 31, 2013, the results of operations of Clearance.co from inception on April 22, 2013 through December 31, 2013, and the results of operations for these two companies combined for these periods. The financial statements for Development Capital Group, Inc. were originally issued in the Company's 10-Q filing issued February 13, 2014 and the audited financial statements for Clearance.co have been included in this report as Exhibit 99.1.

The unaudited pro forma condensed combined financial information has been prepared based upon currently available information and assumptions deemed appropriate by the Company’s management and is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been completed as of the dates set forth above, nor is it indicative of the future results or current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs. Furthermore, the unaudited pro forma condensed combined statements of operations do not include certain nonrecurring charges and the related tax effects which resulted directly from the Agreement. The unaudited pro forma condensed combined financial information should be read in conjunction with the separate historical financial statements and accompanying notes of Development Capital Group, Inc. and Clearance.co.

Development Capital Group, Inc. and Clearance.co
Pro Forma Condensed Combined Balance Sheets
(Unaudited)

	Historical Information
		Development Capital			Pro Forma
	Clearance.co	Group, Inc.		Pro Forma	Combined
	December 31, 2013	December 31, 2013		Adjustments	December 31, 2013

Current assets:
Cash and cash equivalents	$ 103,875	$ 315,077		-	$ 418,952
Inventory	153,989	-		-	153,989
Receivables, related parties	349,097	70,000		-	419,097
Prepaid expenses	-	7,200		-	7,200
Accrued Interest receivable	-	329		-	329
Total current assets	606,961	392,606		-	999,567
Fixed assets: office equipment, net of
accumulated depreciation of $407	4,049	-		-	4,049
Other assets:
Capitalized software development costs	-	43,888		-	43,888
Deposits held	2,520	-		-	2,520
Restricted cash - reserves	69,382	-		-	69,382
Total other assets	71,902	43,888			115,790
Total Assets	$ 682,912	$ 436,494			$ 1,119,406

Liabilities and Stockholders' (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$ 1,625,150	$ 11,807		-	$ 1,636,957
Accounts payable related parties	-	9,500		-	9,500
Accrued interest	14,531	-		-	14,531
Reserve for returns and allowances	50,000	-		-	50,000
Total current liabilities	1,689,681	21,307			1,710,988
Long-term liabilities:
Convertible notes payable	503,000	-		-	503,000
Total long-term liabilities	503,000	-			503,000
Total Liabilities	2,192,681	21,307			2,213,988

Stockholders' (deficit)
Common stock	10,000	24,460	1	(10,000)	24,460
Common stock payable	-	-	3	77,528	77,528
Additional paid-in capital	-	612,564	2	(612,564)	-
Accumulated (deficit)	(1,519,769)	(221,837)	1	10,000	(1,196,570)
			2	612,564
			3	(77,528)
Total stockholders' (deficit)	(1,509,769)	415,187			(1,094,582)
Total Liabilities and Stockholders' (Deficit)	$ 682,912	$ 436,494			$ 1,119,406

See notes to the unaudited condensed consolidated Pro Forma financial statements

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Development Capital Group, Inc. and Clearance.co
Pro Forma Condensed Combined Statements of Operations
(Unaudited)

	Historical Information
		Development Capital		Pro Forma
	Clearance.co	Group, Inc.		Combined
	For the Period	For the Period		For the Period
	April 22, 2013 -	April 1, 2013 -	Pro Forma	April 1, 2013 -
	December 31, 2013	December 31, 2013	Adjustments	December 31, 2013
Revenue:
Sales, net of allowances	$ 2,075,003	$ -	-	$ 2,075,003
Cost of goods sold	1,320,750	-	-	1,320,750
Gross Margin	754,253	-		754,253

Operating Expenses:
Selling expenses	167,596	-	-	167,596
Promotional and marketing expenses	1,832,502	-	-	1,832,502
General & administrative	70,089	83,470	-	153,559
Salaries and wages	187,904	-	-	187,904
Consulting - related parties	-	57,500	-	57,500
Research and development	-	14,153	-	14,153
Total Operating Expenses	2,258,091	155,123		2,413,214
Loss From Operations	(1,503,838)	(155,123)		(1,658,961)

Other Income (Expense):
Interest income (expense)	(15,931)	329	-	(15,602)
Other Income (Expense)	(15,931)	329		(15,602)

Net (Loss)	$ (1,519,769)	$ (154,794)	-	$ (1,674,563)

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Development Capital Group, Inc. and Clearance.co
Notes to Pro Forma Condensed Consolidated Financial Statement

Note - 1
To reflect the elimination of Clearance.Co common stock for the effects of the recapitalization of Clearance.
Note - 2
To refect the elimination of the additional paid-in capital of the Company in connection with the recapitalization of Clearance.Co
Note - 3
To reflect the issuance of 77,7527,735 shares of the Company's common stock in connection with the consumation of the Agreement and Plan of Reorganization.

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